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                                                                   EXHIBIT 10.20



                                 AMENDMENT NO. 8

                                       TO

                           LOAN AND SECURITY AGREEMENT


          THIS AMENDMENT NO. 8 ("Amendment") is entered into as of September __, 1998, by and between APPAREL VENTURES, INC., a Delaware corporation having its chief executive office and principal place of business at 204 West Rosecrans Avenue, Gardena, California 90248 ("Borrower") and FLEET CAPITAL CORPORATION ("Lender").

                                   BACKGROUND

          Borrower and Lender are parties to a Loan and Security Agreement dated as of May 23, 1994 (as amended, supplemented, restated or otherwise modified from time to time, the "Loan Agreement") pursuant to which Lender provided Borrower with certain financial accommodations.

          Borrower has requested that Lender amend certain provisions of the Loan Agreement and Lender is willing to do so on the terms and conditions hereafter set forth.

          NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

          2. Amendment to Loan Agreement. Subject to the satisfaction of the Conditions Precedent set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

          (a) Section 1.1 of the Loan Agreement is hereby amended as follows:

               (i) the following defined terms are hereby added in their appropriate alphabetical order:

          "Eligible Specified Account" -- an Account arising in the ordinary course of Borrower's business from the sale of goods or rendition of services to a Specified Account Debtor which is not a purchased Factored Account and which Lender, in its reasonable credit judgment, deems to be an Eligible Specified Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Specified Account if: (i) it is unpaid for more than sixty (60) days after the original due date shown on the invoice; or (ii) it is due or unpaid more than one hundred and eighty (180) days after the original invoice date; or
(iii) fifty percent (50%)



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or more of all Accounts from Specified Account Debtor are not deemed Eligible
Specified Accounts hereunder; or (iv) the total unpaid Accounts of Specified Account Debtor exceed fifty percent (50%) of the net amount of all Accounts, to the extent of such excess; or (v) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; or
(vi) Specified Account Debtor becomes also Borrower's creditor or supplier, or has disputed liability with respect to the Account, or has made any claim with respect to any other Account due from Specified Account Debtor to Borrower, or the Account otherwise is subject to any right of setoff by Specified Account Debtor, to the extent of any offset, dispute or claim; or (vii) Specified Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of Specified Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws has been filed against Specified Account Debtor, or if Specified Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or (viii) it arises from a sale to Specified Account Debtor outside the United States, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its reasonable discretion; or (ix) it arises from a sale to Specified Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; or (x) Specified Account Debtor is located in either the State of New Jersey or the State of Minnesota, unless Borrower has filed a Notice of Business Activities Report with the appropriate officials in those states for the then current year; or (xi) the Account is subject to a Lien other than a Permitted Lien; or (xii) the goods giving rise to such Account have not been delivered to and accepted by Specified Account Debtor or the services giving rise to such Account have not been performed by Borrower and accepted by Specified Account Debtor or the Account otherwise does not represent a final sale; or (xiii) the total unpaid Accounts of Specified Account Debtor exceed a credit limit reasonably determined by Lender to the extent such Account exceeds such limit; or (xiv) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or (xv) Borrower has made any agreement with Specified Account Debtor for any deduction therefrom, to the extent of such deduction, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or (xvi) Borrower has made an agreement with Specified Account Debtor to extend the time of payment thereof.

          "Eligible Licensed Nautica Inventory" -- Inventory which is subject to the Nautica License Agreement.

          "Nautica License Agreement" -- that certain License Agreement between Borrower and Nautica Apparel, Inc. dated June 1, 1996.

          "Real Property Advance Amount" -- the amounts set forth below during the periods set forth below:



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
           Period                                               Amount
           ------                                               ------
           September __, 1998-- February 28, 1999               $1,750,000
           March 1, 1999-- March 31, 1999                       $1,400,000
           April 1, 1999-- April 30, 1999                       $875,000
           May 1, 1999-- July 31, 2000                          $0

          "Specified Account Debtor" -- an Account Debtor approved in writing by Lender, in its sole discretion, and designated by Lender in such writing as a Specified Account Debtor.

          "Year 2000 Issue" means the material failure of computer software, hardware and firmware systems and equipment containing embedded computer chips to properly receive, transmit, process, manipulate, store, retrieve, re-transmit or in any other way utilize data and information due to the occurrence of the year 2000 or the inclusion of dates on or after January 1, 2000.

               (ii) the following defined terms are hereby amended in their entirety to provide as follows:

          "Borrowing Base" -- as at any date of determination thereof, an amount equal to:

               (a) ninety percent (90%) of the Factor Credit Balance owing to Borrower at such date;

                                      PLUS

               (b) the lesser of (1) $10,000,000 or (2) the sum of
                    (i) sixty percent (60%), of the value of Eligible Inventory (other than Eligible Licensed Inventory), plus
                    (ii) the lesser of (1) $4,000,000 or (2) fifty-six percent (56%), of the value of Eligible OP Licensed Inventory plus
                    (iii) the lesser of (1) $2,500,000 or (2) fifty-six percent (56%), of the value of Eligible Nautica Licensed Inventory at such date calculated on the basis of the lower of cost or market with the cost of finished goods calculated on a first-in, first-out basis,

                                      PLUS

               (c) the lesser of (1) $1,500,000 or (2) eighty percent (80%), of the Eligible Foreign Accounts outstanding at such date;

                                      PLUS

               (d) the lesser of (1) $2,000,000 or (2) fifty percent (50%) of the Eligible Specified Accounts outstanding at such date;



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                                      PLUS

               (e) the Real Estate Advance Amount;

                                      PLUS

               (f) solely during the Seasonal Advance Period, the Seasonal Advance Amount;

                                      MINUS
                            (subtract from the sum of
                 clauses (a), (b), (c), (d), (e) and (f) above)

               (g) an amount equal to the sum of (i) the face amount of all Letters of Credit outstanding at such date and (ii) any unpaid amounts due and payable which Lender may pay pursuant to any of the Loan Documents for the account of Borrower.

          "Eligible Licensed Inventory" -- collectively, the Eligible Licensed Nautica Inventory and the Eligible Licensed OP Inventory.

          "Eligible Licensed OP Inventory" -- Inventory which is subject to (1) the OP License Agreement and (2) the OP Consent.

          (h) Section 3.2 of the Loan Agreement is hereby amended in its entirety to provide as follows:

          "3.2. Term of Agreement. Subject to Lender's right to cease making Loans to Borrower at any time upon or after the occurrence of a Default or Event of Default, this Agreement shall be in effect through and including July 31, 2000. This Agreement shall automatically renew itself for one (1) year periods thereafter (the "Renewal Terms"), unless terminated as provided in Section 3.3 hereof."

          (i) Section 6.1 of the Loan Agreement is hereby amended by adding the following proviso:

          "(AG) Year 2000 Issue. (i) Borrower has reviewed the effect of the Year 2000 Issue on the computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for the Borrower or used or relied upon in the conduct of their business (including systems and equipment supplied by others or with which such computer systems of the Borrower interface). The costs to the Borrower of any reprogramming required as a result of the Year 2000 Issue to permit the proper functioning of such systems and equipment and the proper processing of data, and the testing of such reprogramming, and of the reasonably foreseeable consequences of the Year 2000 Issue to

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Borrower (including systems and equipment supplied by others) are not reasonably expected to result in a Default or to have a Material Adverse
Effect."

          (j) Section 7.1 of the Loan Agreement is hereby amended by adding the following proviso:

          "(R) Compliance with Year 2000. Borrower shall take all necessary action to complete in all material respects by January 1, 1999, the reprogramming of computer software, hardware and firmware systems and equipment containing embedded microchips owned or operated by or for Borrower or used or relied upon in the conduct of their business (including systems and equipment supplied by others or with which such systems of the Borrower interface) required as a result of the Year 2000 Issue to permit the proper functioning of such computer systems and other equipment and the testing of such systems and equipment, as so reprogrammed. At the request of Lender, Borrower shall provide to the Lender reasonable assurance of its compliance with the preceding sentence."

          (k) Section 7.3 of the Loan Agreement is hereby amended in its entirety to provide as follows:

          "7.3. Specific Financial Covenants. During the term of this Agreement, and thereafter for so long as there are any Obligations to Lender, Borrower covenants that, unless otherwise consented to by Lender in writing, it shall:

               (A) Minimum Adjusted Tangible Net Worth. Maintain an Adjusted Tangible Net Worth, to be measured as of the end of each month, of not less than the amount ("Net Worth Amount") shown below for the months corresponding thereto:

                Month Ending                                   Amount
                ------------                                   ------
                09/30/98, and for each
                month ending thereafter thru 01/31/99       ($22,000,000)
                02/28/99                                    ($20,000,000)
                03/31/99                                    ($18,000,000)
                04/30/99, and for each
                month ending thereafter                     ($15,000,000)

               (B) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio, to be measured as of the end of each quarter for the periods described below, of not less than:

               (i) 1.10 to 1.0 for the three consecutive fiscal quarter period ending on March 31, 1999; and

               (ii) 1.25 to 1.0 for the four consecutive fiscal quarter period ending on June 30, 1999, and for the four consecutive fiscal quarter period ending on each fiscal quarter thereafter.



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               Notwithstanding anything contained herein to the contrary, Lender shall not test for the fiscal quarter period ending on September 30, 1998 and the two consecutive fiscal quarter period ending on December 31, 1998.

               (C) Minimum EBITDA. Maintain EBITDA, measured as of the end of each month, of not less than the amount shown below for the period corresponding thereto:

               Period                                      Amount
               ------                                      ------
               3 months ended 09/30/98                     ($3,650,000)
               4 months ended 10/31/98                     ($4,400,000)
               5 months ended 11/30/98                     ($4,000,000)
               6 months ended 12/31/98                     ($3,000,000)
               7 months ended 01/31/99                     ($1,500,000)
               8 months ended 02/28/99                     $2,800,000
               9 months ended 03/31/99                     $5,900,000
               10 months ended 04/30/99                    $7,500,000
               11 months ended 05/31/99                    $8,200,000
               12 months ended 06/30/99, and
               for the 12 months ended each
               month thereafter                            $8,100,000

          Lender acknowledges that the actual date or ending date of a period reflected in the above tables may be different by a day or two depending upon the specific accounting periods utilized by Borrower in the applicable fiscal year."

          3. Waiver. Subject to satisfaction of the conditions precedent set forth in Section 4 below, Lender hereby waives as of the date of this Amendment the following Events of Default which have occurred as a result of Borrower's non-compliance with the following provisions of the Loan Agreement:

          (a) Section 7.3(A) solely for the fiscal quarter ended as of June 30, 1998;

          (b) Section 7.3(B) solely for the four consecutive fiscal quarter period ended as of June 30, 1998; and

          (c) Section 7.3(C) solely for the four consecutive fiscal quarter period ended as of June 30, 1998.

          4. Conditions of Effectiveness. This Amendment shall become effective upon satisfaction of the following conditions precedent: Lender shall have received (i) four (4) copies of this Amendment executed by Borrower and Lender,
(ii) four (4) copies of a deed of trust in the amount of $1,750,000 on the real property located at 204 West Rosecrans Avenue, Gardena, California 90245 executed by Borrower in favor of Lender, (iii) the written consent to this Amendment and the transactions contemplated herein from the required percentage of the



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holders of the Senior Notes and (iv) such other certificates, instruments, documents, agreements and opinions of counsel as may be required by Lender or its counsel, each of which shall be in form and substance satisfactory to Lender and its counsel.

          5. Representations and Warranties. Borrower hereby represents and warrants as follows:

          (a) This Amendment and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

          (b) Upon the effectiveness of this Amendment, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

          (c) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Amendment.

          (d) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement.

          (e) Borrower has obtained consent from the required holders of the Senior Notes to the execution, delivery and performance of this Amendment and Borrower is in compliance in all material respects with the terms contained in the Senior Debt Documentation.

          6. Effect on the Loan Agreement.

          (a) Upon the effectiveness of Section 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

          (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in Section 3, operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

          7. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.



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          8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

          9. Counterparts. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.


          IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

                                            APPAREL VENTURES, INC.



                                            By: /s/ Marvin L. Goodman
                                                Name: Marvin L. Goodman
                                                Title: President


                                            FLEET CAPITAL CORPORATION



                                            By: /s/ Walter Schuppe
                                                Name: Walter Schuppe
                                                Title: Vice President